As filed with the Securities and Exchange Commission on October 7, 2002
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            MILESTONE SCIENTIFIC INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                              22-3666899
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (973) 535-2717
    (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                  ------------

                                  LEONARD OSSER
                      President and Chief Executive Officer
                             220 South Orange Avenue
                            Livingston Corporate Park
                          Livingston, New Jersey 07039
                                 (973) 535-2717
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                                  ------------
                                   Copies to:

                            Stephen A. Zelnick, Esq.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-8040
                           (212) 838-9190 (Facsimile)

                                   -----------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|*

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                               Proposed Maximum
                                                            Proposed Maximum       Aggregate         Amount of
Title of Each class of                      Amount To Be     Offering Price        Offering        Registration
Securities to be Registered                  Registered     Per Security(1)        Price(1)             Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share       887,500          $0.285(2)          $252,937.5          $23.27
---------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.001
   per share, underlying Warrants to
   purchase Common Stock (3)                  187,500          $0.285(2)           $53,437.5           $4.92
---------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                              $306,375          $28.19
===============================================================================================================

      (1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

      (2) Pursuant to Rule 457(c), the maximum offering price for the common stock is based upon the average of the high and low sales prices of the Common Stock on the American Stock Exchange on October 2, 2002 of $0.28.

      (3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

                                  ------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                                     Registration No.: 333-_____

PROSPECTUS

                                1,075,000 Shares
                                  Common Stock
                                 Par Value $.001

                            MILESTONE SCIENTIFIC INC.

      The selling stockholders named in this prospectus are offering to sell up to an aggregate of 1,075,000 shares of our common stock as follows:

500,000 shares issued for $500,000 in a private placement of our common stock to an accredited investor, pursuant to Sections 4(2) and 4(6) of the Securities Act, as amended.

187,500 shares issued to Design Centre, Inc. ("Design Centre") as partial payment for product design services in the amount of $150,000 ("the Services").

200,000 shares issued to an affiliate of certain partners of Morse, Zelnick, Rose & Lander LLP, ("MZRL") the Company's legal counsel, as payment of legal fees owed to MZRL, in the amount of $90,000.

187,500 shares which may be issued upon exercise of warrants, expiring January 31, 2007, to buy shares of our common stock at prices ranging from $0.80 per share to $2.00 per share issued as further consideration to Design Centre for the Services.

      We will not receive any of the proceeds from the sale of these shares. The shares are being registered for resale by the selling stockholders.

      Shares of our common stock are traded on the American Stock Exchange under the symbol "MS." On October 2, 2002, the closing price was $0.28 per share.

      See "Risk Factors" beginning on Page 5 for the factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October 7, 2002.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION............................................3

REPORTS TO SECURITY HOLDERS....................................................3

MILESTONE......................................................................4

RISK FACTORS...................................................................7

FORWARD LOOKING STATEMENTS....................................................12

USE OF PROCEEDS...............................................................12

SELLING SECURITY HOLDERS......................................................12

PLAN OF DISTRIBUTION..........................................................14

LEGAL MATTERS.................................................................15

EXPERTS.......................................................................16


      You may rely only on the information contained in this prospectus, including the documents incorporated in this prospectus by reference. We have not authorized anyone to provide information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may not be accurate after the date appearing on the cover.

                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with that statute, have filed various reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect these reports, proxy statements and other information at the public reference facilities of the Securities and Exchange Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 233 Broadway, New York, New York 10279. You can get copies of these reports, proxy statements and other information from these offices upon payment of the required fees. These reports, proxy statements and other information can also be accessed from the web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The public may obtain information on operations of the public reference room by calling the Securities and Exchange Commission at (800) SEC-0330.

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the shares offered by this prospectus. This prospectus, which forms a part of the registration statement, provides information as to the shares covered by the filing. However, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any document are not necessarily complete and are qualified in their entirety by such reference. You should refer to the actual document as filed with the Securities and Exchange Commission. You can get copies of the registration statement and the accompanying exhibits from the Securities and Exchange Commission upon payment of the required fees or it may be inspected free of charge at the public reference facilities and regional offices referred to above.

                           REPORTS TO SECURITY HOLDERS

      We furnish our stockholders with annual reports containing audited financial statements. In addition, we are required to file reports on Forms 8-K, 10-QSB and 10-KSB with the Securities and Exchange Commission.

                   INCORPORATION OF THE DOCUMENTS BY REFERENCE

      The following documents filed by us with the Securities and Exchange Commission are incorporated in this prospectus by reference:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

      (2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002; and

      (3)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.

      (4)   Each document filed after the date of this prospectus pursuant to
            Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act but before this offering terminates is incorporated in this prospectus by reference and is to be treated as part of this prospectus from the date it was filed. Any statement contained in a document incorporated or deemed to be incorporated in this prospectus by reference is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which is incorporated in this prospectus by reference modifies or supersedes such statement.

      Upon written or oral request, we will provide, without charge, each person to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Milestone Scientific Inc., 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, (973) 535-2717
Attention: Thomas Stuckey, Chief Financial Officer.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES OF OUR COMMON STOCK COVERED BY THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                    MILESTONE

      Milestone develops, manufactures, markets and sells a proprietary, computer-controlled system for the improved and virtually painless delivery of local anesthetic, through the use of The Wand(R), a single use disposable handpiece. The system is marketed in dentistry under the trademark CompuDent(TM) and in medicine under the trademark CompuMed(TM). CompuDent(TM) is suitable for all dental anesthetic procedures. CompuMed(TM) is suitable for many medical procedures regularly performed in Plastic Surgery, Hair Restoration Surgery, Podiatry, Dermatology, Orthopedics and a number of other disciplines. CompuDent(TM) and CompuMed(TM) are sold in the United States and in over 25 countries abroad.

      Milestone's products, CompuDent(TM) in the dental market, CompuMed(TM) in the medical market and the disposable component, The Wand(R) handpiece, were developed to penetrate the existing 150 year old syringe marketplace. This market has changed little since the introduction of the syringe, while the rest of medical science and technology have grown by leaps and bounds. CompuDent(TM) and CompuMed(TM) are computer-controlled infusion devices that provide a highly regulated rate of emission of anesthetics and other medications. This controlled infusion allows for a drop of anesthetic to always precede the needle tip during insertion thus ensuring that the needle traverses already anesthetized tissue. The controlled flow also eliminates the "bee sting" effect, which is descriptive of the pain associated with a surge of fluids into tissue.

      Milestone has also developed a new technology that, when commercialized, will provide Milestone with a strong entry into new markets, specifically the large and profitable hospital sector. CompuFlo(TM) is a computer-controlled, pressure sensitive infusion, perfusion, suffusion and aspiration device, that employs touch-screen technology to provide a real time readout of pressures, fluid densities and flow rates in the delivery and removal of a wide array of fluids. Utilizing bar code technology, CompuFlo(TM) will interface with the hospital's computer system and automatically cross-reference the prescription, medication, dosage (when bar coded), drug interactions and allergies found in the patient's electronic hospital records. This will disallow an injection that is unauthorized or contraindicated and will provide a record of the time, medication, dosage, and the name of the staff member who administered the injection. These capabilities are of value in the entire drug delivery process. Milestone has obtained four U.S. patents in connection with the CompuFlo(TM) technology. CompuFlo(TM) has not yet been introduced commercially.

      All three systems utilize a common disposable component, The Wand(R) handpiece, which through its unique, patented ergonomic design, allows the practitioner enhanced tactile control during the injection. The systems offer the practitioner a greater selection of the types of injection administered, more freedom of movement, increased patient comfort, reduced anxiety (for both the patient and practitioner), improved efficacy, greater infection control and safety, and reduced potential liability. Recent studies also indicate that the systems will reduce the amount of anesthetic required. The products have gained recognition and praise in clinical and other intellectual studies.

      Milestone introduced its dental system at the Fall 1997 American Dental Association Trade Show and began selling equipment units and an initial supply of disposables in January 1998. Originally, the dental unit was sold in the U.S. and Canada through major distributors of dental products. In October 1999, Milestone began selling the product directly to dentists in the U.S. Currently, the product is sold in the U.S. directly through customer service personnel, through company-trained independent sales representatives and through a distributor in 18 states, in Canada through one major distributor and internationally through dental product distributors. Milestone also markets and sells Luer Lock needles for use with The Wand(R) kits to its domestic dental customers.

      Milestone owns an 88.65% interest in Spintech, which developed and owns the technology underlying various products for healthcare providers, including CompuDent(TM),

CompuMed(TM) and The Wand(R), and has registered various patents and trademarks related to these products.

      We were organized in August 1989 under the laws of Delaware. Our principal executive office is located at 220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07039, telephone number (973) 535-2717.

                                  RISK FACTORS

      The shares of Milestone common stock offered by the selling stockholders are speculative and involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. Prospective purchasers should carefully consider, among other things, the following risk factors concerning the business of Milestone and this offering prior to making an investment decision.

      The following factors may affect the growth and profitability of Milestone and should be considered by any prospective purchaser of Milestone's securities:

      History of Losses; Accumulated Deficit. Our operations commenced in November 1995, when we acquired a 65% interest in Spintech. For the fiscal years ending December 31, 1995, 1996 and 1997 we had limited revenues. For the fiscal years ended December 31, 1998, 1999, 2000 and 2001 our revenues were approximately $8.8 million, $2.9 million, $5.7 million and $4.1 million respectively. In addition, we have had losses for each of the years ended December 31, 1995, 1996, 1997, 1998, 1999, 2000 and 2001 including a loss of approximately $4 million for 2001. At December 31, 2001, we had an accumulated deficit of approximately $39.3 million.

      Need for Greater Market Acceptance of our technology. As with any new technology, there is substantial risk that the marketplace will not accept the potential benefits of such technology or be unwilling to pay for any cost differential with the existing technologies. Market acceptance of The Wand(R), CompuDent(TM) and CompuMed(TM) depends, in large part, upon our ability to educate potential customers of their distinctive characteristics and benefits and will require substantial marketing efforts and expense. More than 12,000 units of the CompuDent(TM) or its predecessor unit were sold in the U.S. over the past three years. Sales of disposable handpieces in 2001 reflect a low level of usage of our dental and medical systems. However, from November 1999 through the present, Milestone has experienced steady disposable handpiece sales in the U.S. We cannot assure you that our current or proposed products will be accepted by end users or that any of the current or proposed products will be able to compete effectively against current and alternative products.

      Limited Financial Resources; Need for Additional Financing. Our capital requirements have been and will continue to be significant, though we believe, after giving effect to the debt restructuring and equity funding during 2001 and the first six months of 2002, that we have sufficient working capital for the next 12 months. However, if we have underestimated our operating expenses or our expected revenue, we will be required to borrow funds or sell equity securities, or curtail or reduce our activities. We have no current arrangements for future additional financing, except as disclosed herein. We cannot assure you that any sources of additional financing will be available on acceptable terms, or at all. To the extent that any future financing involves the sale of our equity securities, the ownership interest of our stockholders could be substantially diluted.

      Highly Competitive Industry; Technological and Product Obsolescence. We face intense competition from many companies in the medical and dental device industry, including well-established academic institutions, possessing substantially greater financial, marketing, personnel, and other resources. Most of our competitors have established reputations, stemming from their success in the development, sale, and service of competing dental products. Further, rapid technological change and research may affect our product. Current or new competitors could, at any time, introduce new or enhanced products with features that render our products less marketable or even obsolete. In February 2001, a division of Dentsply unveiled its own "Computer Controlled Anesthetic Delivery System". Milestone has not completely assessed the competition presented by the product but knows the introduction of the Dentsply product serves to validate the technology implicit in the CompuDent(TM) and CompuMed(TM). Therefore, we must devote substantial efforts and financial resources to improve our existing products, bring our products to market quickly, and develop new products for related markets. In addition, our ability to compete successfully requires that we establish an effective distribution network. New products must be approved by regulatory authorities before they may be marketed. We cannot assure you that we can compete successfully, that our competitors will not develop technologies or products that render our products less marketable or obsolete, or that we will succeed in improving our existing products, effectively develop new products, or obtain required regulatory approval for those products.

      Limited Distribution; Need to Broaden Distribution Channels. Our future revenues depend on our ability to market and distribute our anesthetic injection technology successfully. Domestically we rely on a limited number of independent representatives and in-house sales people. In international markets, we continue to lack distributors in many markets. In order to be successful we will need to expand our distribution channels.

      Patent and Intellectual Property Protection. We hold U.S. patents applicable to CompuDent(TM), CompuMed(TM) and The Wand(R). We rely on a combination of patent, trade secret, and trademark laws and employee and third-party nondisclosure agreements, to protect our intellectual property rights. Despite the precautions we have taken to protect our products, unauthorized parties may attempt to reverse engineer, copy, or obtain and use products and information that we regard as proprietary. We may have to initiate lawsuits to protect our intellectual property rights. Such lawsuits are costly and divert management's time and effort away from our business with no guarantee of success. Our failure to protect our proprietary rights, and the expense of doing so, could have a material adverse effect on our operating results and financial condition. Although we have not received any claims of infringement, it is possible that our products may infringe on the existing or future patents or proprietary rights of others. If so, we may have to modify our processes or to obtain a license. We cannot assure you that we will be able to do so in a timely manner, upon acceptable terms and conditions, or at all.

      Dependence on Manufacturers. We have informal arrangements with certain manufacturers with respect to the manufacture of our products. Termination of the manufacturing relationship with any of these manufacturers could significantly and adversely affect our ability to produce and sell our products. Though alternate sources of supply exist and new manufacturing relationships could be established, we would need to recover our existing tools or have new tools produced. Establishing new manufacturing relationships could involve significant expense and delay. Any curtailment or interruptions of the supply, whether or not as a result or termination of the relationship, would adversely affect us.

      Product Liability. We could be subject to claims for personal injury from the alleged malfunction or misuse of our dental and medical products. While we carry liability insurance which we believe is adequate, we cannot assure you that the insurance coverage will be sufficient to pay such claims should they be made. A partially or completely uninsured claim, if successful and of significant magnitude, could have a material adverse effect on us.

      Reliance Upon Management. We depend on the personal efforts and abilities of Leonard Osser, our Chairman and Chief Executive Officer. While we have a key man life insurance policy in the amount of $1,000,000 on the life of Mr. Osser, any loss of his services could have a materially adverse effect on our business.

      No Dividends. We have never paid a cash dividend on our common stock. Payment of dividends on our common stock is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. We currently do not intend to declare any dividends on our common stock in the foreseeable future.

      Control by Certain Persons. Our current officers and directors own approximately 24% of the outstanding shares of our common stock. Accordingly, by reason of their stockholdings, and their control of the means for soliciting stockholder votes, the officers and directors will be able to exercise control and, in all likelihood, will be able to continue to elect all directors.

      Limitation of Director Liability. Our Certificate of Incorporation provides that our directors are not personally liable to us or any of our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches that constitute gross negligence, subject to certain limitations imposed by the Delaware General Corporation Law. Thus, under certain circumstances, neither we, nor our stockholders, can recover damages even if directors take actions that harm us.

      If We Are Unable to Satisfy the American Stock Exchange Maintenance Requirements, Our Common Stock May Be Delisted from the American Stock Exchange which Could Impair the Liquidity and the Value of our Common Stock. Shares of our common stock are currently listed on the American Stock Exchange. Continued listing on the American Stock Exchange generally requires that (i) we maintain at least $2,000,000 in stockholders' equity if the issuer had losses in two of the most recent three years, at least $4,000,000 in stockholders' equity if the issuer had losses in three of the most recent four years, or at least $6,000,000 in stockholders' equity if the issuer has sustained losses in its five most recent fiscal years; (ii) there be at least 200,000 shares in the public float valued at $1,000,000 or more, and (iii) the common stock be held by at least 300 holders. Milestone has incurred a net loss in each of the four years ended December 31, 2001 and expects to sustain additional losses in 2002. Also, as of June 30, 2002, Milestone had a total stockholders' deficit of approximately $4.95 million. On May 2, 2002, we received a letter from the American Stock Exchange advising us that we have fallen below the stockholders' equity criterion and requesting that we submit a recovery plan detailing any actions taken, or planned to be taken within the next 18 months to bring the Company into compliance. On June 10, 2002 we submitted a detailed recovery plan to the American Stock Exchange showing how Milestone expects to achieve stockholder equity of $4,000,000 by December 31, 2003. In response, we received informal advice from the American Stock Exchange that in view of the expected loss in 2002, we needed to demonstrate how we will achieve $6,000,000 in stockholders' equity by the end of 2003 . On August 14, 2002, we submitted a supplemental plan demonstrating how we expect to meet these requirements as well. On August 23, 2002, the American Stock Exchange advised us that they had determined that the plan makes a reasonable demonstration of Milestone's ability to regain compliance with the continued listing standards by the conclusion of the plan period at the end of 2003. The continued listing of our securities on the American Stock Exchange during this period will be subject to periodic reviews by the Exchange. Failure to show progress consistent with the plan or to regain compliance by the end of the plan period could still result in the Milestone being delisted. In the event that our securities are delisted from the American Stock Exchange, trading, if any, in the common stock and warrants would be conducted in the over the counter market in the so-called "pink sheets" or on the NASD's "OTC Bulletin Board." Consequently the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of Milestone, and lower prices for our securities than might otherwise be obtained.

      If Our Shares of Common Stock Are Removed or Delisted from The American Stock Exchange the Ability of Stockholders to Sell Our Common Stock and Warrants in the Secondary Market Could Be Restricted. The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on the American Stock Exchange. If our shares of common stock are removed or delisted from the American Stock Exchange, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules, in the event our securities are delisted from the American Stock Exchange, may restrict the ability of stockholders to sell our common stock and warrants in the secondary market.

      Government Regulation and FDA Clearance. The manufacture and sale of Milestone's CompuDent(TM), CompuMed(TM) and The Wand(R) are subject to extensive regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act ("FDC Act"), and by other federal, state and foreign authorities. Under the FDC Act, these medical devices must receive FDA clearance before they can be marketed commercially in the U.S. Some products must undergo rigorous pre-clinical and clinical testing and an extensive FDA approval process before they can be marketed. These processes can take a number of years and require the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain, and FDA clearance may never be obtained. Delays or rejections may be based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted application. Similar delays also may be encountered in other countries. While CompuDent(TM), CompuMed(TM) and The Wand(R) have received FDA marketing clearance, there can be no assurance that all of our products under development will obtain the required regulatory clearance on a timely basis, or at all. Even if regulatory clearance of a product is granted, such clearance may impose limitations on the indicated uses for which the product may be marketed. In addition, modifications may be made to our products to incorporate and enhance their functionality and performance based upon new data and design review. There can be no assurance that the FDA will not request additional information relating to product improvements, that any such improvements would not require further regulatory review thereby delaying the testing, approval and commercialization of our products or that ultimately any such improvements will receive FDA clearance. FDA regulations also require manufacturers of medical devices to adhere to certain "Good Manufacturing Practices" ("GMP"), which include testing, design, quality control and documentation procedures. Compliance with applicable regulatory requirements is subject to continual review and will be monitored through periodic inspections by the FDA. Later discovery of previously unknown problems with a product, manufacturer, or facility may result in restrictions on such product or manufacturer, including fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and criminal prosecution and could have a material adverse effect on us.

      Possible Volatility of Market Price. Shares of our common stock currently are traded on the American Stock Exchange and the Pacific Stock Exchange. From time to time the market prices of dental and medical product companies have been affected by various factors, including adverse publicity. We cannot assure you that the market price of our common stock will not be volatile as a result of factors such as our financial results, possible adverse publicity resulting from any infractions of governmental regulations and various other factors affecting dental and medical product companies or the market generally. In recent years the stock market has experienced wide price fluctuations not necessarily related to the operating performance of such companies.

      Effect of Outstanding Warrants and Options. We currently have outstanding options and warrants to purchase 4,415,855 shares of our common stock at prices ranging from $.75 to $23.00 per share. Holders of these warrants and options are given the opportunity to profit from a rise in the market price of our common stock and are likely to exercise their securities at a time when we would be able to obtain additional equity capital on more favorable terms. Thus, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by such outstanding securities. We have granted registration rights with respect to our shares of our common stock covered by the warrants.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us and the industry in which we operate. We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements. These forward-looking statements involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The shares offered by this prospectus include 187,500 shares underlying warrants expiring January 31, 2007 to purchase those shares at prices ranging from $.80 per share to $2.00 per share. Assuming the exercise of all of the warrants at $.80 per share, we would receive proceeds of approximately $150,000, which we would use for additional working capital.

                            SELLING SECURITY HOLDERS

      The following table sets forth the information as to the ownership of our common stock by the selling stockholders on August 31, 2002. On August 31, 2002, 12,733,370 shares of our common stock were outstanding. Unless otherwise indicated, it is assumed that each selling stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the selling stockholder, including those issuable upon exercise of the warrants. In addition, unless otherwise indicated, none of the selling stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each selling stockholder's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

                                                                     Percentage
                                                         Shares to   of Common
                           Shares Owned    Number of     be Owned    Stock Owned
                           Before the      Shares that   After the   After The
   Selling Stockholder     Offering        May Be Sold   Offering    Offering
   -------------------     --------        -----------   --------    --------

Robert Gintel Florida
  Intangible Tax Trust     1,752,000 (1)     500,000     1,252,000       9.8%
Design Centre
  Incorporated               375,000 (2)     375,000             0         0
Marina Co.                   554,666 (3)     200,000       354,666       2.8%

----------
(1) Includes 150,000 shares held by Gintel Partners Fund LP, 110,000 shares held by Barbara Gintel (Robert Gintel's spouse), 62,000 shares held by Gintel & Co. Trading Account and 700,000 shares held by Gintel Fund as to which Robert Gintel Florida Intangible Tax Trust disclaims beneficial ownership.

(2) Includes 187,500 shares issuable upon exercise of warrants at prices ranging from $.80 to $2.00. Design Centre has provided product design services to Milestone.

(3) Includes warrants to purchase 83,333 units, each consisting of one share and one warrant to purchase one share of common stock held by Morse, Zelnick, Rose & Lander LLP ("MZRL") which controls Marina Co., 39,333 shares and warrants to purchase 6,000 shares of common stock held by Howard Morse, a partner in MZRL, 84,334 shares and 56,000 warrants to purchase shares of common stock held by Stephen Zelnick, a partner in MZRL, directly or through a profit sharing Keogh account, 39,333 shares and warrants to purchase 6,000 shares of common stock held by Kenneth Rose, a partner in MZRL and 1,000 shares held by George Lander, a partner in MZRL.

                              PLAN OF DISTRIBUTION

      Sales of the shares of our common stock covered by this prospectus may be effected from time to time in transactions (which may include block transactions) on the American Stock Exchange (or other markets on which shares of our common stock are then traded), in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. None of the selling stockholders has entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling stockholders may effect transactions by selling their shares directly to purchasers or through broker-dealers, who may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers who act in connection with the sale of the shares might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against a number of liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer who participates in transactions involving sales of the securities against the liabilities, including liabilities arising under the Securities Act. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of such Rule.

      We have agreed to keep the registration statement, of which this prospectus is a part, effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption from the securities laws of the United States and the states, without limitation.

      In order to comply with the applicable state securities laws, the shares covered by this prospectus will be offered or sold through registered or licensed brokers or dealers in those states. In addition, in a number of states the shares may not be offered or sold unless they have been registered or qualified for sale in such states, or an exemption from such registration or qualification requirement is available and such offering or sale is in compliance therewith.

      Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof, all of which may affect the marketability of the shares covered by this prospectus.

Section 203 of Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved in a prescribed manner. As a result, potential acquirors may be discouraged from attempting to effect acquisition transactions with us thereby possibly depriving our stockholders of opportunities to sell or otherwise dispose of their securities at above-market prices pursuant to such transactions.

Legal Proceedings

      On June 10, 2002, Henry Schein, Inc. sued Milestone in the Supreme Court of the State of New York for $110,851.44 claimed to be due them for returned merchandise. Milestone denies any liability. The parties are currently engaged in discovery. Milestone believes it has meritorious defense to this complaint based, in part, on its position that the plaintiff had no right to return the goods.

                                  LEGAL MATTERS

      Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022 will deliver an opinion that the issuance of the shares covered by this prospectus has been approved by our Board of Directors and that such shares, when issued, will be fully paid and non-assessable under Delaware law. Members of and counsel to Morse, Zelnick, Rose & Lander, LLP own, in the aggregate, 447,333 shares of our common stock and options or warrants to purchase 151,333 shares of our common stock, all of which are currently exercisable.

                                     EXPERTS

      Our financial statements for the year ended December 31, 2001, incorporated in this prospectus by reference to the Form 10-KSB, have been so incorporated in reliance on the report of J.H. Cohn LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

      Our financial statements for the year ended December 31, 2000, incorporated in this prospectus by reference to the Form 10-KSB, have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

          ============================================================




                                1,075,000 Shares
                                  Common Stock




                            MILESTONE SCIENTIFIC INC.




                                -----------------

                                   PROSPECTUS

                                -----------------




                                 October 7, 2002
          ============================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Expenses of Issuance and Distribution.

      We agreed to register the re-offer and re-sale of the shares of our common stock covered by this prospectus by filing the registration statement which this prospectus is a part under the Securities Act and the securities laws of the states. We agreed to pay all the expenses and fees incurred in connection with the preparation, filing and modification or amendment of the registration statements except for selling commissions. These expenses are estimated at $26,000, as follows:

SEC registration fee .......................................    $    28
Accounting fees and expenses ...............................     10,000
Legal fees and expenses ....................................     15,972
                                                                -------

      Total ................................................    $26,000
                                                                =======

Limitation of Director Liability; Indemnification

      Our Certificate of Incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. This provision does not eliminate or limit the liability of a director:

      o for breach of his or her duty of loyalty to us or to our stockholders,

      o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

      o under Section 174 of the Delaware General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions),

      o     for any improper benefit, or

      o for breaches of a director's responsibilities under the Federal securities laws.

      Our Certificate of Incorporation also provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

Section 203 of Delaware General Corporation Law

      Section 203 of the Delaware General Corporation Law prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved in a prescribed manner. As a result, potential acquirors may be discouraged from attempting to effect acquisition transactions with us thereby possibly depriving our stockholders of opportunities to sell or otherwise dispose of their securities at above-market prices pursuant to such transactions.

Exhibits and Financial Statement Schedules

      Exhibit
      No.                             Description
      -------                         -----------

      4.1 Letter dated March 28, 2002, regarding the issuance of 187,500 units to Design Centre Incorporated.*

      5.1         Opinion of Morse, Zelnick, Rose & Lander, LLP

      23.1        Consent of J. H. Cohn LLP

      23.2        Consent of Grant Thornton LLP

      23.3        Consent of Morse, Zelnick, Rose & Lander, LLP (included in
                  Exhibit 5.1)

      24          Power of Attorney (included on signature page)

----------
*Previously Filed as an exhibit to our 2001 Form 10-KSB

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant, Milestone Scientific Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 7th day of October, 2002.

                                        MILESTONE SCIENTIFIC INC.


                                               By: /s/ Leonard Osser
                                               ---------------------------------
                                                    Leonard Osser,
                                                    Chairman and Chief Executive
                                                    Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Leonard Osser and Stephen A. Zelnick, and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 7th day of October, 2002.

          Signature                                   Title
          ---------                                   -----

/s/ Leonard Osser                     Chairman of the Board of Directors and
-------------------------------       Chief Executive Officer
Leonard Osser


/s/ Thomas Stuckey
-------------------------------       Vice President and Chief Financial Officer
Thomas M. Stuckey

/s/ Leonard Schiller
-------------------------------       Director
Leonard Schiller

-------------------------------       Director
Paul Gregory
by: /s/
       ------------------------
           Attorney-in-fact


                                      II-4